LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
LyondellBasell (LYB) manages operations through five operating segments: 1) Olefins and Polyolefins-Americas; 2) Olefins and Polyolefins-Europe, Asia and International; 3) Intermediates and Derivatives; 4) Advanced Polymer Solutions; and 5) Technology.

This information should be read in conjunction with our Earnings Release for the period ended December 31, 2025, including the forward-looking statements and information related to financial measures.
Olefins & Polyolefins-Americas (O&P-Americas) - Our O&P-Americas segment produces and markets olefins & co-products, polyethylene and polypropylene.

Table 1 - O&P-Americas Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Operating income (loss)	$(32)	$246	$334	$441	$1,805
EBITDA	162	418	496	1,144	2,445
Identified items: Asset write-downs	—	9	—	9	—
Identified items: Cash Improvement Plan costs	2	1	—	8	—
EBITDA excluding identified items(a)	164	428	496	1,161	2,445
(a) See “Information Related to Financial Measures” for a discussion of the company’s use of non-GAAP financial measures and Table 6 for reconciliations of these financial measures. “Identified items” include adjustments for lower of cost or market (“LCM”), gain or loss on sale of business, asset write-downs in excess of $10 million in aggregate for the period, Cash Improvement Plan costs, site closure costs, European transaction costs and discontinued operations.

Three months ended December 31, 2025 versus three months ended September 30, 2025 - EBITDA decreased $256 million, or $264 million excluding identified items versus the third quarter 2025. Fourth quarter 2025 results decreased by approximately $35 million, reflecting the combined impact of last-in, first out (LIFO) inventory valuation and annual compensation accrual changes relative to the third quarter 2025. Compared to the prior period, olefins results decreased by approximately $170 million largely due to lower margins in the fourth quarter due to higher feedstock and energy costs coupled with lower ethylene and propylene prices. The company's ethylene crackers operated at 90% of capacity with the raw materials being approximately 75% ethane and 25% other natural gas liquids. Combined polyolefins results decreased approximately $65 million from lower volumes driven by reliability constraints and pressured domestic demand coupled with lower margins due to decreased spreads.

Three months ended December 31, 2025 versus three months ended December 31, 2024 - EBITDA decreased $334 million, or $332 million excluding identified items versus the fourth quarter 2024. Olefins results decreased approximately $250 million primarily driven by lower margins. Ethylene margins decreased due to higher feedstock and energy costs coupled with lower ethylene and propylene prices. Combined polyolefin results decreased approximately $100 million due to lower polyolefins margins and volumes, driven by lower product pricing amid challenging macroeconomic conditions coupled with decreased demand on oversupply.

Full year ended December 31, 2025 versus full year ended December 31, 2024 - EBITDA decreased $1,301 million, or $1,284 million excluding identified items versus 2024. Compared to the prior period, olefins results decreased approximately $880 million due to decreased margins. Ethylene margins decreased driven by higher energy costs and lower co-product contributions partially offset by higher volumes due to increased sales. Combined polyolefins results decreased approximately $430 million due to lower polyolefins margins due to margin compression from challenged macroeconomic conditions.

Olefins & Polyolefins-Europe, Asia, International (O&P-EAI) - Our O&P-EAI segment produces and markets olefins & co-products, polyethylene and polypropylene.

Table 2 - O&P-EAI Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Operating loss	($211)	($410)	($1,066)	($684)	($1,008)
EBITDA	(95)	(381)	(1,156)	(457)	(991)
Identified items: Asset write-downs	17	411	1,010	460	1,010
Identified items: Cash Improvement Plan costs	1	1	—	4	—
Identified items: Site closure costs	7	—	—	7	—
Identified items: European transaction costs	9	17	—	36	—
EBITDA excluding identified items	(61)	48	(146)	50	19

Three months ended December 31, 2025 versus three months ended September 30, 2025 - EBITDA increased $286 million versus the third quarter 2025, or decreased $109 million excluding identified items, which includes $411 million of non-cash asset write-downs in the third of quarter 2025. Fourth quarter 2025 results increased approximately $5 million reflecting the combined impact of LIFO inventory valuation and annual compensation accrual changes relative to the third quarter 2025. Proceeds from the sale of European emissions credits benefitted pre-tax quarterly results by approximately $67 million. Compared to the prior period, olefins results decreased approximately $95 million primarily due to lower ethylene volumes driven by weaker downstream demand and year-end inventory control. As a result of the downtime, the company's ethylene crackers operated at approximately 65%. Approximately 25% of the raw materials were derived from non-naphtha feedstocks. Combined polyolefins results decreased about $55 million driven by lower margins on weak pricing and lower volumes from low seasonal demand.

Three months ended December 31, 2025 versus three months ended December 31, 2024 - EBITDA increased $1,061 million versus the fourth quarter 2024, or $85 million excluding identified items, which includes the impact of asset write-downs of $1,010 million in the fourth quarter 2024. Proceeds from the sale of European emissions credits benefitted pre-tax quarterly results by approximately $67 million. Compared to the prior period, olefins results increased about $70 million due to higher cracker margins driven by lower feedstock costs and higher volumes on the absence of the Wesseling turnaround in 2025. Combined polyolefins results decreased approximately $50 million due to lower margins on lower spreads. Joint venture equity income increased approximately $115 million compared to the prior period, primarily due to the absence of asset write-downs at a Chinese joint venture in 2025.

Full year ended December 31, 2025 versus full year ended December 31, 2024 - EBITDA increased $534 million versus 2024, or $31 million excluding identified items, which includes the impact of non-cash asset write-downs of $1,010 million in 2024 and $460 million in 2025. Proceeds from the sale of European emissions credits benefitted pre-tax quarterly results by approximately $67 million. Compared to the prior period, olefins results increased approximately $60 million driven primarily by higher margins. Ethylene margins increased driven by lower feedstock costs partially offset by lower volumes from operational constraints. Combined polyolefins results decreased approximately $160 million driven primarily by lower margins. Polyolefins margins decreased due to lower spread from unfavorable pricing and weaker demand coupled with higher variable costs. Joint venture equity income increased approximately $165 million compared to the prior period, primarily due to the absence of asset write-downs at a Chinese joint venture in 2025.
Intermediates & Derivatives (I&D) - Our I&D segment produces and markets propylene oxide & derivatives, oxyfuels & related products and intermediate chemicals, such as styrene monomer and acetyls.

Table 3 - I&D Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Operating income	$92	$194	$137	$428	$951
EBITDA	195	303	241	878	1,664
Identified items: (Gain) loss on sale of business	—	—	9	—	(284)
Identified items: Cash Improvement Plan costs	1	—	—	5	—
Identified items: Site closure costs	9	—	—	126	—
EBITDA excluding identified items	205	303	250	1,009	1,380

Three months ended December 31, 2025 versus three months ended September 30, 2025 - EBITDA decreased $108 million, or $98 million excluding identified items versus the third quarter 2025. Fourth quarter 2025 results decreased approximately $40 million reflecting the combined impact of LIFO inventory valuation and annual compensation accrual changes relative to the third quarter 2025. Compared to the prior period, Propylene Oxide & Derivatives results increased approximately $10 million due to higher sales volumes. Intermediate Chemicals results decreased approximately $40 million due to lower methanol margins from higher natural gas costs. Oxyfuels & Related Products results decreased approximately $20 million with lower oxyfuels margins due to lower gas cracks in the U.S. and crude prices coupled with lower seasonal demand.

Three months ended December 31, 2025 versus three months ended December 31, 2024 - EBITDA decreased $46 million, or $45 million excluding identified items versus the fourth quarter 2024. Fourth quarter 2025 results decreased approximately $25 million reflecting the combined impact of LIFO inventory valuation and annual compensation accrual changes relative to the prior period. Compared to the prior period, Propylene Oxide & Derivatives results increased approximately $10 million on higher margins from lower variable costs and higher volumes from stronger merchant volumes given industry downtime. Intermediate Chemicals results decreased about $80 million due to lower margins from lower methanol pricing and higher natural gas costs coupled with lower volumes from the La Porte turnaround. Oxyfuels & Related Products results increased approximately $70 million driven by higher margins and volumes from increased demand in Latin America and West Africa.

Full year ended December 31, 2025 versus full year ended December 31, 2024 - EBITDA decreased $786 million versus 2024, or $371 million excluding identified items, which includes the impact of site closure costs of $126 million in 2025 and a gain on sale of our Ethylene Oxide and Derivatives business of $284 million in 2024. Full year 2025 results decreased approximately $25 million reflecting the combined impact of LIFO inventory valuation and annual compensation accrual changes relative to the prior period. Compared to the prior period, Propylene Oxide & Derivatives results decreased approximately $30 million due to higher energy costs. Intermediate Chemicals results decreased approximately $65 million primarily due to lower volumes and margins from downtime at Channelview and La Porte, partially offset by higher margins in styrene. Oxyfuels & Related Products decreased approximately $245 million as margins declined significantly due to lower crude pricing and blend premiums from softer global demand and oversupply, partially offset by higher sales in North America.
Advanced Polymer Solutions (APS) - Our APS segment produces and markets compounding & solutions, such as polypropylene compounds, engineered plastics, masterbatches, engineered composites, colors and powders.
Table 4 - APS Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Operating loss	($5)	($765)	($71)	($743)	($48)
EBITDA	17	(746)	(40)	(651)	54
Identified items: Loss on sale of business	—	6	—	6	—
Identified items: Asset write-downs	—	782	55	782	55
Identified items: Cash Improvement Plan costs	1	5	—	14	—
Identified items: Site closure costs	20	—	—	20	—
EBITDA excluding identified items	38	47	15	171	109

Three months ended December 31, 2025 versus three months ended September 30, 2025 - EBITDA increased $763 million versus the third quarter 2025, or decreased $9 million excluding identified items, which includes the impact of $782 million of non-cash asset write-downs in the third quarter 2025. Compared to the prior period, EBITDA excluding identified items decreased due to lower volumes from lower seasonal demand and challenging market environment. Fourth quarter 2025 results benefited approximately $15 million reflecting the combined impact of LIFO inventory valuation and annual compensation accrual changes relative to the third quarter 2025.

Three months ended December 31, 2025 versus three months ended December 31, 2024 - EBITDA increased $57 million versus the fourth quarter 2024, or $23 million excluding identified items, which includes the impact of the $55 million impairment related to the specialty powders business in the fourth quarter of 2024 and $21 million related to other identified items in the fourth quarter of 2025. Compared to the fourth quarter 2024, EBITDA excluding identified items increased on higher margins driven by favorable product mixes and lower variable costs, combined with lower manufacturing costs. Fourth quarter 2025 results benefited from approximately $10 million of annual compensation accrual changes but were not affected by LIFO inventory valuation changes relative to the prior period.

Full year ended December 31, 2025 versus full year ended December 31, 2024 - EBITDA decreased $705 million versus 2024, or increased $62 million excluding identified items, which includes the impact of $782 million of non-cash asset write-downs and $40 million related to other identified items in 2025 and the $55 million impairment related to the specialty powders business in 2024. Compared to the prior period, margins improved due to lower manufacturing costs driven by transformation programs. Full year 2025 results benefited from approximately $15 million of annual compensation accrual changes but were not affected by LIFO inventory valuation changes relative to the prior period.

Technology - Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 5 - Technology Financial Overview

Millions of U.S. dollars	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Operating income	$69	$4	$98	$137	$338
EBITDA	80	15	108	180	379
Identified items: Cash Improvement Plan costs	—	—	—	1	—
EBITDA excluding identified items	80	15	108	181	379

Three months ended December 31, 2025 versus three months ended September 30, 2025 - EBITDA increased $65 million versus the third quarter 2025. Compared to the prior period, licensing revenue increased as a higher number of contracts attained revenue milestones and catalyst volumes increased with increased sales in Asia.

Three months ended December 31, 2025 versus three months ended December 31, 2024 - EBITDA decreased $28 million versus the fourth quarter 2024. Compared to the prior period, licensing revenue decreased as a lower number of contracts attained revenue milestones and catalyst margins decreased from unfavorable product mix and lower production. Fourth quarter 2025 results decreased approximately $5 million reflecting the combined impact of LIFO inventory valuation and annual compensation accrual changes relative to the prior period.

Full year ended December 31, 2025 versus full year ended December 31, 2024 - EBITDA decreased $199 million versus 2024. Compared to the prior period, licensing revenue decreased as a lower number of contracts attained revenue milestones, catalyst margins decreased from unfavorable product mix and catalyst volumes decreased in a continued weak polymers end-use environment.

Capital Spending and Cash Balances
Capital expenditures, including sustaining maintenance and profit-generating growth projects, were $450 million during the fourth quarter 2025 and $1.9 billion for the full year 2025. At year end, our cash and liquid investment balance was $3.4 billion, which includes cash and cash equivalents, restricted cash and short-term investments. There were 322 million common shares outstanding as of December 31, 2025. The company paid dividends of $1.8 billion during 2025.

INFORMATION RELATED TO FINANCIAL MEASURES
We make reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA exclusive of identified items provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We calculate EBITDA as net income (loss) plus interest expense (net), provision for (benefit from) income taxes, and depreciation and amortization. Identified items include adjustments for lower of cost or market (“LCM”), gain or loss on sale of business, asset write-downs in excess of $10 million in aggregate for the period, Cash Improvement Plan costs, site closure costs, European transaction costs and discontinued operations. Asset write-downs include impairments of goodwill, impairments of long-lived assets, a write-down of a related party loan receivable and a fourth quarter 2024 deferred tax valuation allowance for one of our Chinese joint ventures recognized in Income (loss) from equity investments. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods, within the same fiscal year as the charge, as market prices recover. A gain or loss on sale of a business is calculated as the consideration received from the sale less its carrying value. We evaluate property, plant and equipment and definite-lived intangible assets whenever impairment indicators are present. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value. Goodwill is tested for impairment annually in the fourth quarter or whenever events or changes in circumstances indicate that the fair value of a reporting unit with goodwill is below its carrying amount. If it is determined that the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge is recognized. We assess our equity investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. If the decline in value is considered to be other than temporary the investment is written down to its estimated fair value. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In June 2025, we announced plans to sell select olefins and polyolefins assets and the associated business in Europe, resulting in selling expenses, separation costs and employee-related charges (collectively referred to as "European transaction costs"). In April 2025, the company announced the Cash Improvement Plan, focused on strengthening financial performance, which resulted in employee-related charges across all segments. In March 2025, we announced the permanent closure of our Dutch PO joint venture asset, resulting in the recognition of shutdown-related charges in our I&D segment. Additionally, in December 2025, we recognized shutdown and employee-related charges related to sites in our APS and O&P-EAI segments. In February 2025, we ceased business operations at our Houston refinery. Accordingly, our refining business, previously disclosed as the Refining segment, is reported as a discontinued operation.

Table 6 - Reconciliation of EBITDA to EBITDA Excluding Identified Items by Segment

	Three Months Ended			Year Ended
Millions of U.S. dollars	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024
EBITDA:
Olefins & Polyolefins - Americas	$162	$418	$496	$1,144	$2,445
Olefins & Polyolefins - EAI	(95)	(381)	(1,156)	(457)	(991)
Intermediates & Derivatives	195	303	241	878	1,664
Advanced Polymer Solutions	17	(746)	(40)	(651)	54
Technology	80	15	108	180	379
Other, including intersegment eliminations	(9)	(6)	(36)	(29)	(147)
Discontinued operations	(5)	(83)	(12)	61	56
EBITDA	$345	$(480)	$(399)	$1,126	$3,460

Identified items:
less: (Gain) loss on sale of business:
Intermediates & Derivatives	$—	$—	$9	$—	$(284)
Advanced Polymer Solutions	—	6	—	6	—
add: Asset write-downs(a):
Olefins & Polyolefins - Americas	—	9	—	9	—
Olefins & Polyolefins - EAI	17	411	1,010	460	1,010
Advanced Polymer Solutions	—	782	55	782	55
add: Cash Improvement Plan costs:
Olefins & Polyolefins - Americas	2	1	—	8	—
Olefins & Polyolefins - EAI	1	1	—	4	—
Intermediates & Derivatives	1	—	—	5	—
Advanced Polymer Solutions	1	5	—	14	—
Technology	—	—	—	1	—
add: Site closure costs:
Olefins & Polyolefins - EAI	7	—	—	7	—
Intermediates & Derivatives	9	—	—	126	—
Advanced Polymer Solutions	20	—	—	20	—
add: European transaction costs:
Olefins & Polyolefins - EAI	9	17	—	36	—
less: Discontinued operations	5	83	12	(61)	(56)
Total Identified items:	$72	$1,315	$1,086	$1,417	$725

EBITDA excluding Identified items:
Olefins & Polyolefins - Americas	$164	$428	$496	$1,161	$2,445
Olefins & Polyolefins - EAI	(61)	48	(146)	50	19
Intermediates & Derivatives	205	303	250	1,009	1,380
Advanced Polymer Solutions	38	47	15	171	109
Technology	80	15	108	181	379
Other, including intersegment eliminations	(9)	(6)	(36)	(29)	(147)
EBITDA excluding Identified items	$417	$835	$687	$2,543	$4,185

(a) Includes asset write-downs in excess of $10 million in aggregate for the period.